Exhibit 5.1

7 December, 2004

Teleglobe International Holdings Ltd.

P.O. Box HM 1154

10 Queen Street

Hamilton HM EX

Bermuda

Dear Sirs

Teleglobe International Holdings Ltd (the “Company”)

We have acted as special legal counsel in Bermuda to the Company in connection with a registration statement on form S-8 filed with the U.S. Securities and Exchange Commission (the “Commission”) on 7 December, 2004 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the United States Securities Act of 1933, as amended, (the “Securities Act”) of an aggregate of 4,383,199 common shares of the Company, par value US$0.01 per share (the “Common Shares”), of which 2,334,125 are issuable pursuant to the Teleglobe International Holdings Ltd 2004 Equity Incentive Plan (the “2004 Plan”) and 2,049,074 are issuable pursuant to the Teleglobe International Holdings Ltd Conversion Equity Incentive Plan (the “Conversion Plan”, together with the 2004 Plan, the “Plans”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

For the purposes of giving this opinion, we have examined a copy of the Registration Statement and the Plans. We have also reviewed the memorandum of association and the bye-laws of the Company, each certified by the Secretary of the Company on 7 December, 2004, copies of unanimous written resolutions of the members of the Company dated April 27, 2004 and May 24, 2004, and unanimous written resolutions of the board of directors of the Company dated February 6, 2004, April 26, 2004 and May 24, 2004 (together, the “Minutes”) and such other documents and made such enquires as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) of all documents examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement, the Plans and other documents reviewed by us, (d) that the resolutions contained in the Minutes remain in full force and effect and have not been rescinded or amended, (e) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (f) that, upon the issue of any Common Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Common Shares by the Company pursuant to the Plans and is not to be relied upon in respect of any other matter.

On the basis of, and subject to, the foregoing, we are of the opinion that:

1.	the Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.	when issued and paid for in accordance with the terms of the Plans, the Common Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/S/ CONYERS DILL & PEARMAN